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                                                                      EXHIBIT 12

                                KELLWOOD COMPANY
                                STATEMENT ON THE
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                        THREE MONTHS ENDED
                                             JULY 31                      FISCAL YEAR ENDED APRIL 30
                                       --------------------  -----------------------------------------------------
                                         1997       1996       1997       1996       1995       1994       1993
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings before tax..................  $  12,416  $  10,018  $  64,826  $  48,524  $  28,496  $  61,014  $  51,894
Fixed charges:
  Interest expense and amortization
    of debt issuance cost............  $   6,928  $   5,245  $  21,755  $  23,070  $  19,193  $  15,998  $  14,103
  Rentals--25%.......................  $   1,043  $     962  $   4,009  $   3,993  $   3,582  $   2,904  $   2,986
  Total fixed charges................  $   7,971  $   6,207  $  25,764  $  27,063  $  22,775  $  18,902  $  17,089
  Earnings before tax and fixed
    charges..........................  $  20,387  $  16,225  $  90,590  $  75,587  $  51,271  $  79,916  $  68,983
  Ratio of earnings to fixed
    charges..........................       2.56       2.61       3.52       2.79       2.25       4.23       4.04
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